Exhibit 16.1





December 8, 2005



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

Ladies and Gentlemen:

This letter will confirm that we reviewed Item 4.01 of the Form 8-K/A of Komodo, Inc., dated November 28, 2005, captioned "Changes in Registrant's Certifying Accountant," and that we agree with the statements made therein as they relate to HJ & Associates, LLC. We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of Williams & Webster, P.S. or the approval of such engagement by the Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A.



/s/ HJ & Associates, LLC

HJ & Associates, LLC
Salt Lake City, Utah